Exhibit 3.2

                       CERTIFICATE OF OWNERSHIP AND MERGER

                                     MERGING

                   WESTCOR CORPORATION, A DELAWARE CORPORATION

                                      INTO

                    VICOR CORPORATION, A DELAWARE CORPORATION

                          * * * * * * * * * * * * * * *

      Vicor Corporation, a corporation organized and existing under the laws of the State of Delaware,

      DOES HEREBY CERTIFY:

      FIRST: That this corporation was incorporated on the tenth day of November, 1981, pursuant to the General Corporation Law of the State of Delaware.

      SECOND: That this corporation owns at least 90 percent of the outstanding shares of the stock of Westcor Corporation, a corporation incorporated on the fourteenth day of April, 1986, pursuant to the General Corporation Law of the State of Delaware.

      THIRD: That the directors of Vicor Corporation (the "Corporation"), by the following resolutions of its Board of Directors, duly adopted at a meeting of the Board held on December 3, 1990, determined to and does hereby merge into itself said Westcor Corporation:

      RESOLVED:   That the Corporation merge with and into itself Westcor
                  Corporation, a Delaware corporation ("Westcor"), and assume all of its obligations, such merger to be effective upon filing of the Certificate of Ownership and Merger with the Secretary of State of Delaware in accordance with Section 253 of the General Corporation Law of the State of Delaware; and further

      RESOLVED:   That the Corporation shall, at and after the effective time of the merger, continue its corporate existence and the identity, rights, privileges, powers, franchises, properties and assets of Westcor shall be vested in the Corporation as the surviving corporation of the merger; and further

      RESOLVED:   That upon the effective time of the merger, (i) upon surrender of the stock certificates therefor, each outstanding share of the Common Stock of Westcor, other than shares owned by the Corporation, shall be exchanged for and converted into the right to receive 0.76 shares of Common Stock of the Corporation per share, and each outstanding fraction of a share of the Common Stock of Westcor, other than shares owned by the Corporation, shall be exchanged for and converted into the right to receive cash equal to the product of $9.76 multiplied by such fraction, and (ii) all of the issued and outstanding shares of stock of Westcor shall be cancelled; and further

      RESOLVED:   That upon the effective time of the Merger, each option to purchase a share of capital stock of Westcor shall be exchanged for and converted into the right to receive an option to purchase 0.76 shares of the Corporation's Common
                  Stock at an exercise price of $12.75 per share; and (ii) all outstanding options to purchase shares of capital stock of Westcor shall be cancelled; and further

      RESOLVED:   That the proper officers of the Corporation be and they hereby are directed to notify each stockholder of record of said
                  Westcor entitled to notice, within 10 days after the effective date of filing of the Certificate of Ownership and Merger, that said Certificate and Ownership of Merger has become effective; and further

      RESOLVED:   That the proper officers of this Corporation be, and they
                  hereby are, authorized to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to merge Westcor with and into itself and the effective time of the merger, and to cause the same to be filed with the Secretary of State of the State of Delaware and a certified copy recorded in the Office of the Recorder of Deeds of New
                  Castle County and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in any way necessary or proper to effect said merger.

      FOURTH: Anything herein or elsewhere to the contrary notwithstanding, this merger may be amended or terminated and abandoned by the Board of Directors of Vicor Corporation at any time prior to the date of filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

      IN WITNESS WHEREOF, said Vicor Corporation has caused this certificate to be signed by Patrizio Vinciarelli, its President, and attested by Thomas A. St. Germain, its Secretary, on December 3, 1990.

                                      VICOR CORPORATION

                                      By: /s/ Patrizio Vinciarelli
                                          --------------------------------
                                          Patrizio Vinciarelli,
                                          President

ATTEST:

By: /s/ Thomas A. St. Germain
    ----------------------------
     Thomas A. St. Germain
     Secretary


                                       2